Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Surf Air Mobility Inc. of our report dated October 24, 2022 relating to the financial statements of Southern Airways Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 24, 2022